Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
TORONTO, MONTREAL, OTTAWA

SLF

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 Amendment No. 1 of our report dated April 15, 2005, except for note 16 which is dated April 29, 2005, relating to the consolidated financial statements of Banyan Corporation and subsidiaries, which contains an explanatory paragraph that describes substantial doubt about the Company's ability to continue as a going concern, and to the reference to our firm under the caption "Experts" in the Prospectus.

Schwartz Levitsky Feldman LLP

Chartered Accountants

Toronto, Ontario, Canada
April 29, 2005